Original Issue Date: December 20, 2005	$15,000,000

SENIOR SECURED NOTE

DUE DECEMBER 20, 2006

THIS NOTE is a duly authorized and issued Secured Senior Note of Pipeline Data Inc., a Delaware corporation, having a principal place of business at 1515 Hancock Street, Suite 301, Quincy, MA 02169 (the “Company”), designated as its Senior Secured Note, due December 20, 2006 (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to Sheridan Asset Management, LLC or its designee or assigns (the “Holder”), the principal sum of $15,000,000 on December 20, 2006 or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.           Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Loan Agreement, and (b) the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence after the date hereof, of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) MacAllister Smith and Gregory Danzig shall no longer be employed on a full time basis by the Company or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

“Common Stock” means the common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Event of Default” shall have the meaning set forth in Section 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Interest Rate” means the 17% per annum.

“Late Fees” shall have the meaning set forth in the second paragraph to this Note.

“Loan Agreement” means the Loan Agreement, dated as of December 20, 2005, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Mandatory Prepayment Amount” shall equal the sum of (i) 125% of the principal amount of this Note to be prepaid, plus all accrued and unpaid interest thereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Note.

“Original Issue Date” shall mean the date of the first issuance of the Note regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means a corporation, an association, a limited liability company, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Processor” means CTS Holdings, Inc., Nova Information Systems, Inc., or any other credit card processing services provider or sponsoring bank.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning given to such term in the Loan Agreement.

“Transaction Documents” shall have the meaning set forth in the Loan Agreement.

Section 2.	Interest.

a)            Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the Interest Rate, payable monthly in arrears beginning on the first day of the first month after the Original Issue Date and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash, provided that the initial Interest Payment Date shall be February 1, 2006 and shall include all interest accruing from and including the Original Issue Date to February 1, 2006.

b)            Interest Calculations. Interest shall be calculated on the basis of a 360-day year (comprised of twelve 30-day months) and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

c)            Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 20% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fee”) which will accrue daily on such overdue amount, from the date such interest is due hereunder through and including the date of payment.

d)            Optional Prepayment. The Company shall have the right to prepay, in cash, all or a portion of this Note at 110% of the principal amount thereof plus accrued interest to the date of repayment. Notwithstanding the foregoing, in the event the Company prepays the Note in full or repays it at maturity and the aggregate amount received by the Lender from all prepayments and interest shall be less than $2.1 million, Lender shall receive an additional amount such that Lender has received $2.1 million in the aggregate from interest payments and prepayments, provided that amounts received as structuring fees, expense reimbursements or any other amounts other than interest payments and prepayments shall be excluded from the calculation of such $2.1 million amount.

e)            Mandatory Repayment. (i) Upon a public offering of the Company’s equity securities, the Company shall be required to repay at least $7.5 million in aggregate principal amount of this Note (plus accrued interest to the date of repayment) in accordance with the provisions of Sections 2(d)(i) and 2(d)(ii); (ii) Upon the sale of any assets of the Company or any of its Subsidiaries in a transaction or series of transactions in excess of $50,000, the Company shall be required to use 100% of the proceeds of such asset sale to repay the principal amount of this Note (plus accrued interest to the date of repayment) in accordance with the provisions of Sections 2(d)(i) and 2(d)(ii) OPEN ISSUE.

Section 3.	Registration of Transfers and Exchanges.

a)            Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 4.            Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

a)            enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind (other than (i) indebtedness and liens in favor of CAMOFI Master LDC pursuant to the Convertible Notes, (ii) indebtedness pursuant to the 8% Convertible Notes and the Aircharge Notes, (iii) equipment purchases for immediate resale and which are returnable to the vendor thereof with penalty not to exceed $250,000 outstanding at any time, (iv) current indebtedness incurred in the ordinary course of business in connection with the purchase of equipment and trade debt in an amount not to exceed $1,000,000 at any time and (v) subsequent indebtedness incurred in the ordinary course of business in connection with the purchase of equipment and trade debt not to exceed $50,000 in each instance and $200,000 in the aggregate outstanding at any time) or capitalized leases, purchase money security interests on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, pari passu with or subordinated to in any respect, the Company’s obligations under this Note;

b)            amend its certificate of incorporation, bylaws or its charter documents so as to adversely affect any rights of the Holder;

c)            repay, prepay, repurchase or offer to repay, prepay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Common Stock, or other equity securities, or any loans or other indebtedness other than such repayments, repurchases, offers, acquisitions, dividends or distributions from the Company’s wholly-owned Subsidiaries to the Company, repayment of the 8% Convertible Notes and the Aircharge Notes on the stated maturities thereof (and not before), repayment of trade debt incurred in the ordinary course of business, and repayment of indebtedness incurred in the purchase of equipment in the ordinary course of business;

d)            engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company;

e)            create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company, (ii) such Subsidiary becomes party to the Security Agreement and the Subsidiary Guaranty (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and satisfied each condition of this Agreement and the Transaction Documents as if such Subsidiary were a Subsidiary on the Closing Date and (iii) the acquisition of such Subsidiary is on terms satisfactory to Lender;

f)             sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by the Company or any of its Subsidiaries;

g)            dispose, in a single transaction, or in a series of transactions all or any part of its assets, in excess of $100,000, unless such disposal is (i) in the ordinary course of business, (ii) for fair market value, (iii) for cash, (iv) approved by the board of directors of the Company and (v) the proceeds received upon such sale are used to repay the Note;

h)            incur any capital expense in excess of $75,000, subject to allowances made in Section 4(a);

i)             enter into, amend, terminate or otherwise modify any agreement or relationship with a Processor, or transfer accounts, merchant relationships or other assets from one Processor to another without the prior written consent of the Lender, provided that Company shall be permitted to transfer merchant accounts between Processors in the ordinary course of business in an amount not to exceed in the aggregate $25,000 per month in gross profit to the Company;

j)	consummate any merger or acquisition except on terms satisfactory to Lender; or

k)	enter into any agreement with respect to any of the foregoing.

Section 5.	Events of Default.

a)            “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.             any default in the payment of (A) the principal of amount of the Note, or (B) interest (including Late Fees) on, any Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 3 Business Days;

ii.            the Company or any of its Subsidiaries shall fail to observe or perform any other covenant or agreement contained in this Note or any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Business Days after notice of such default sent by the Holder or by any other Holder and (B) 10 Business Days after the Company shall become or should have become aware of such failure;

iii.           a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than this Note, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound, which default, solely in the case of a default under clause (B) above, is not cured, within 10 Business Days;

iv.           any representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Notes shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.            (i) the Company or any of its Subsidiaries shall commence, or there shall be commenced against the Company or any such Subsidiary, or against any Processor or other party to a Material Contract, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof or (ii) there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company or any Subsidiary thereof for the purpose of effecting any of the foregoing;

vi.           the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.          the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall not exceed $100,000, in the aggregate, for all officers and directors during the term of this Note);

viii.         the Company shall fail to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act;

ix.           any change in the Company’s or any Subsidiary’s condition or affairs (financial or otherwise) which has a Material Adverse Effect, as determined by the Lender in its sole discretion;

x.            within thirty (30) days after the date hereof, all of the 8% Convertible Notes held by MacAllister Smith or any Affiliate thereof, including, without limitation Chasm Holdings, Inc., shall not have been converted into equity securities of the Company (this shall not include warrants issued in connection with the 8% Convertible Notes); or

xi.           as soon as practicable, but in any event within sixty (60) days after the date hereof, the Company shall not have obtained, from an insurer reasonably satisfactory to the Lender, a Key Man insurance policy on MacAllister Smith, with a coverage amount of not less than $2,000,000, and including the Lender as loss payee thereon. Notwithstanding the foregoing, it shall not be an event of default should MacAllister Smith use his best efforts to be so insured and be declined for medical reasons.

b)            Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 20% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. All Notes for which the full Mandatory Prepayment Amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.  Miscellaneous.

a)            Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, Attn: Don Gruneisen, Chief Financial Officer and to Sheila Corvino, facsimile number 802-867-2468 (which shall not constitute notice), or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Company, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

b)            Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c)            Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d)            Security Interest. This Note is a direct debt obligation of the Company and, pursuant to the Security Agreement is secured by a first priority perfected security interest in all of the assets of the Company and the Subsidiaries for the benefit of the Holders.

e)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. All legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against the Company or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Company hereby submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the Company at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. In any action or proceeding to enforce any provisions of this Note, the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f)             Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

g)            Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)             Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j)             Seniority. This Note is senior in right of payment to any and all other indebtedness of the Company other than indebtedness owed to the CAMOFI Master LDC, which is pari passu in right of payment to this Note, indebtedness secured by purchase money security interests (which is senior only as to the underlying assets covered thereby) and capital lease obligations (which are secured only as to the property covered thereby.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

PIPELINE DATA INC.
/s/ MacAllister Smith Name: MacAllister Smith Title: Chief Executive Officer